Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

ACS Confirms Receipt of Revised Purchase Proposal

DALLAS,TEXAS: April 23, 2007 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, confirmed today that it has received a revised proposal from Darwin Deason, Chairman of the Board of ACS, and Cerberus Capital Management, L.P., to acquire, for a cash purchase price of $62 per share, all of the outstanding shares of the Company’s common stock, other than certain shares and options held by Mr. Deason and members of the Company’s management team that would be rolled into equity securities of the acquiring entity in connection with the proposed transaction. The Company has filed a copy of the proposal with the Securities and Exchange Commission pursuant to a Form 8-K.

A special committee of independent directors formed by the Board of Directors to evaluate the Company’s strategic alternatives, including the proposal from Mr. Deason and Cerberus, expects to make a recommendation to the Board of Directors following its consideration of all strategic alternatives, including the proposal and all others received, in due course. The special committee continues to have concerns about the Deason/Cerberus proposal and the sale process that it outlines, particularly with regard to the unchanged exclusivity arrangement that the independent directors asked to be voided on March 21, 2007. The special committee has written a letter to Mr. Deason seeking clarification with respect to several issues of concern, a copy of which is attached to this release.

ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com .

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise. ACS makes no undertaking to update the information set forth in this press release or any other information related to the special committee and its work.

April 23, 2007

Mr. Darwin Deason
c/o Affiliated Computer Services, Inc.
2828 N. Haskell, 10th Floor
Dallas, TX 75204

Dear Darwin:

I am writing as Chairman of the Special Committee (“Special Committee”) of Affiliated Computer Services, Inc. (“Company”). The Special Committee appreciates the improved proposed price offered in your April 21, 2007 letter, although it has made no determination regarding its adequacy. The Special Committee will consider it in the context of other expressions of interest we have already received, any further ones received and overall process matters.

With the intent of being constructive, this letter intentionally does not address the many misstatements about and mischaracterizations of the Special Committee in your April 21, 2007 letter. Rather, it seeks clarification with respect to one aspect of the proposal contained in your letter dated March 20, 2007, as modified by your April 21, 2007 letter (together, the “Proposal”), to assist the Special Committee’s evaluation of the Proposal.

The Special Committee believes that if it determines in response to the Proposal to pursue the sale of the Company, it can only do so in the context of a process that would provide a reasonable opportunity for potential strategic and financial buyers to bid for the Company, which necessitates circumstances that would encourage such parties to be willing to spend the time, effort and money required to evaluate the opportunity to acquire the Company.

Your Proposal recognizes that imperative by calling for a “robust marketing process,” commencing immediately after execution of a definitive merger agreement with you and your group. You characterize the process proposed in your April 21st letter as one that “will ensure that the interests of the public shareholders are protected.” Your message appears to be that your process is well-designed to elicit participation from the full universe of potential bidders who might be willing to pay a higher price for the Company to the benefit of its public shareholders.

Notwithstanding your assurances, the Special Committee and its advisors have serious concerns whether the facts and circumstances surrounding your Proposal would permit the requisite process. Accordingly, we would like you to clarify what you mean by the term “robust.” In particular, please address how you analyze the effect, separately and on a combined basis, of all relevant circumstances, on the prospect of potential financial and strategic buyers being willing to invest substantial time, effort and money on determining whether to bid or in fact submitting a bid for the Company, including the following topics of particular concern:

•	The terms of your current employment agreement, including in light of your statement that “I plan to continue as Chairman for at least the next five years, whether or not our proposed acquisition is consummated.” Is it your position that any buyer (strategic or financial) will have to accept your employment agreement, including your purported right to hire and fire senior management? Is this the arrangement you have with Cerberus? If this is your position, would it change if a buyer were to offer a higher price for the Company than your group is offering? Would it change if a buyer was to offer a higher price, but the offer was conditioned on a change in or elimination of the agreement?

•	Your current voting power. How would you intend to exercise it if a bidder offered a higher per share price for the Company but did not wish to leave management in place as currently configured, or to provide private equity-type arrangements for you or other members of management? Given your arrangements with Cerberus, and the statements made in the fifth and sixth paragraphs of your April 21st letter, do you believe that potential bidders would actively participate in a sale process without assurances regarding the basis on which they might expect your voting support? If so, on what do you base such belief?

•	The terms of your exclusivity agreement with Cerberus. How would you expect potential bidders to react to your group, in an open and public setting, having an exclusive ability for a month or more to access Company information and negotiate with the Company – actions which, if successful on the basis you propose, would provide your group with a perceived timing advantage, a termination fee and your declared support? How would you expect them to react to the circumstances under which you could benefit from a higher price offered by another party? We request and would hope that your group would make your exclusivity agreement fully public, given its obvious relevance to any process intended to provide real alternatives for the Company’s public shareholders.

We are interested in and invite your views (orally or in writing) and specifically request clarification as to the matters noted above. Please get back to me at your earliest convenience.

Sincerely,

/s/ Bob Holland

Robert B. Holland III
Chair, Special Committee